As filed with the Securities and Exchange Commission on June 19, 2019

Registration No. 333-214300

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT NO. 333-214300

UNDER

THE SECURITIES ACT OF 1933

ON Semiconductor Connectivity Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-1127317
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona	85008
(Address of Principal Executive Offices)	(Zip Code)

2016 OMNIBUS EQUITY INCENTIVE PLAN

2016 EMPLOYEE STOCK PURCHASE PLAN

2016 EQUITY INCENTIVE PLAN

2006 STOCK PLAN

(Full titles of the plans)

George H. Cave, Esq.

c/o ON Semiconductor Corporation

5005 E. McDowell Road

Phoenix, Arizona 85008

(Name and address of agent for service)

(602) 244-5226

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

EXPLANATORY NOTE

This Post-Effective Amendment No.  1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-214300) (the “Registration Statement”) of ON Semiconductor Connectivity Solutions, Inc. (formerly known as Quantenna Communications, Inc.), a Delaware corporation (the “Registrant”), previously filed by the Registrant with the United States Securities and Exchange Commission (the “SEC”). The Registration Statement, filed October 28, 2016, pertains to the registration and offer of (i) 4,495,266 shares of common stock, $0.0001 par value per share, of the Registrant (the “Shares”), issuable under the 2016 Omnibus Equity Incentive Plan, (ii) 2,000,000 Shares issuable under the 2016 Employee Stock Purchase Plan, (iii) 1,653,380 Shares issuable under the 2016 Equity Incentive Plan, and (iv) 4,706,855 Shares issuable under the 2006 Stock Plan.

On June 19, 2019, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Registrant, ON Semiconductor Corporation, a Delaware corporation (“ON Semiconductor”), and Raptor Operations Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of ON Semiconductor (“Merger Subsidiary”), Merger Subsidiary merged with and into the Registrant, with the Registrant surviving as a wholly-owned subsidiary of ON Semiconductor (the “Merger”).

As a result of the consummation of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement and hereby removes from registration under the Registration Statement the remaining Shares registered but unsold under the Registration Statement, if any, in accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Shares that had been registered for issuance that remain unsold at the termination of the offerings. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Shares.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 27, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 19th day of June, 2019.

ON SEMICONDUCTOR CONNECTIVITY SOLUTIONS, INC. (Registrant)

By:	/s/ Keith D. Jackson
Name: Keith D. Jackson
Title: President

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.